Exhibit 99.2

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”), dated as of March 25, 2010, is entered into by and among each of Kenneth H. Shubin Stein, MD, CFA, Spencer Capital Opportunity Fund, LP, Spencer Capital Partners, LLC, Spencer Capital Management, LLC, Charles M. Gillman, Boston Avenue Capital LLC, William J. Nasgovitz and Heartland Advisors, Inc. (the foregoing persons and entities collectively, the “Original Parties”) and Michael J. McConnell.

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Osteotech, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Original Parties entered into an agreement dated January 11, 2010 (the “Agreement”) by which the Original Parties formed a group (the “Group”) for the purposes of changing the composition of the Board of Directors of the Company and taking such other actions as may be desirable to enhance shareholder value;

WHEREAS, Mr. McConnell has become, together with the Original Parties, a member of the Group formed by the Original Parties as described above; and

WHEREAS, the Original Parties and Mr. McConnell wish for Mr. McConnell to become a party to the Agreement by executing and delivering this Joinder Agreement.

NOW, IT IS AGREED, in consideration of the foregoing and the mutual promises hereinafter provided and for other good and valuable consideration, and intending to be legally bound, the undersigned hereby agree as follows:

ADDITION OF MR. MCCONNELL AS A PARTY TO THE AGREEMENT

1. Mr. McConnell is hereby added as a party to the Agreement.

2. Mr. McConnell hereby (a) accepts all the terms and conditions set forth in the Agreement; (b) assumes the rights and obligations of a Group member under the Agreement; (c) acknowledges and agrees that he does not have any voting or investment power over, or pecuniary interest in, the shares of the Company held by any other party to the Agreement, except as disclosed in any Schedule 13D filings; and (d) acknowledges that he has retained counsel with respect to his investment in the Company and that he shall bear his own legal fees and expenses associated therewith.

MISCELLANEOUS

3. Except for the change set forth in Section 1 above, the Agreement is in all respects ratified and confirmed; the Agreement and this Joinder Agreement shall effectively constitute one and the same agreement; and all references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as modified by this Joinder Agreement, unless the context clearly requires otherwise.

4. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written.

Dated: March 25, 2010

BOSTON AVENUE CAPITAL LLC

By:	/s/ Stephen J. Heyman
	Name:	Stephen J. Heyman
	Title:	Manager

/s/ Charles M. Gillman
CHARLES M. GILLMAN

SPENCER CAPITAL OPPORTUNITY FUND, LP

By:	SPENCER CAPITAL PARTNERS, LLC
General Partner

By:	/s/ Kenneth H. Shubin Stein
	Name:	Dr. Kenneth H. Shubin Stein
	Title:	Managing Member

SPENCER CAPITAL MANAGEMENT, LLC

By:	/s/ Kenneth H. Shubin Stein
	Name:	Dr. Kenneth H. Shubin Stein
	Title:	Managing Member

SPENCER CAPITAL PARTNERS, LLC

By:	/s/ Kenneth H. Shubin Stein
	Name:	Dr. Kenneth H. Shubin Stein
	Title:	Managing Member

/s/ Kenneth H. Shubin Stein
DR. KENNETH H. SHUBIN STEIN

/s/ Michael J. McConnell
MICHAEL J. MCCONNELL

WILLIAM J. NASGOVITZ

By:	/s/ Paul T. Beste
	Name:	Paul T. Beste
	Title:	Attorney-in-Fact for William J. Nasgovitz (Pursuant to Power of Attorney Previously Filed)

HEARTLAND ADVISORS, INC.

By:	/s/ Paul T. Beste
	Name:	Paul T. Beste
	Title:	Chief Operating Officer